UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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TheStreet, Inc.

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 29, 2016

On May 26, 2016, TheStreet, Inc. sent the following email to its employees:

From: Larry Kramer
Subject: Note to Staff

Dear Fellow Employee,

Attached is a filing we made with the SEC this morning in response to the letter and ongoing press campaign by Spear Point, an activist shareholder which has called for changes across the company, including to our business strategy and board composition. I would like to briefly bring you up to speed on the situation and provide an update on our business going forward.

The letter explains in detail our stance in regards to Spear Point, but you should also be aware that we made extraordinary efforts to work with them over the past year. I myself have met with Spear Point several times and even agreed to a proposal they made last week to let them jointly pick our next independent director with us. The agreement was unsuccessful because Spear Point immediately changed its mind and demanded the right to unilaterally nominate a director to our board.

We are working closely with our shareholders to engage with them and value their input, but we won't respond to threats or agree to unreasonable demands. Meanwhile, we are happy and confident about the response our other investors have provided in regards to everything we are doing to move the company forward.

I want to thank the members of the leadership team who spent several hours with Jim and me last week explaining our business and long term strategy to Spear Point. I am pleased to report that Spear Point indicated they were in agreement with our strategy and business plans presented at the meeting and noted they were impressed by our strong leadership team. And most importantly, I want to thank all of you for your ongoing hard work and dedication to TheStreet.

As you all know, we are in the midst of a transformation process aimed at driving growth across the company, in both our media and subscription businesses. While 2016 is likely to remain another year of transition for us, we are confident in our strategy and the renewed momentum across our business. We also continue to evaluate candidates for the permanent CEO role and look forward to sharing more details with you in due course.

Please reach out to me directly if you have concerns about this matter.

Wishing you all a great Memorial Day weekend.

Larry

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 29, 2016

2016 Annual Meeting: Director Nominations and Corporate Governance Decisions

Dear Fellow Shareholder,

Since joining TheStreet last year, I’ve had the opportunity to speak with many of you about the strategic direction of the company and a transformation process aimed at delivering long-term growth. During that time, I and a number of other directors have engaged in extensive conversations with our significant stockholders, including Spear Point, carefully considering their concerns and feedback about the company’s strategy and leadership. We strive to maintain an open and constructive dialogue with all of our shareholders, and as such, we have spent a significant amount of time and taken Spear Point’s input seriously.

It is in light of these ongoing conversations that Spear Point’s May 25 letter is particularly surprising and disappointing. Just last week, TheStreet’s entire management team and Jim Cramer and I met for three and a half hours with representatives of Spear Point and FiveT Capital to discuss TheStreet’s business, long-term strategy and related matters. We concluded the meeting with an understanding that we would carefully consider their input in identifying strong director nominees to add to our Board. This meeting was the culmination of multiple in-person conversations and attempts to reach common ground with Spear Point in a way that would allow TheStreet to continue moving forward with its growth strategy.

Clearly, Spear Point has changed course, dismissing the tremendous efforts our board and management team have made to work with them over the past six months since I joined the Board. Their letter is entirely inconsistent with the tone of our conversations last week to work together to identify, recruit and appoint a world-class director to join our Board. And their request for shareholders to withhold their votes from our upcoming annual meeting would undermine TheStreet’s momentum and the growth we are confident we can deliver. We question what Spear Point hopes to achieve with this tactic, beyond disrupting a strategy that has already begun to show results – and damaging all of our financial interests – in effort to advance their own interests.

With that in mind, I would like to set the record straight today and remind you about the steps outlined in our 2016 proxy that are aimed at creating a more effective Board and driving the business forward. Spear Point’s letter failed to consider several important corporate governance changes disclosed in the proxy, and presents a distorted view of our strategy and our interactions with them over the past year.

Notably, many of the objections raised by Spear Point in their most recent letter have already been addressed over the past months, rendering them of questionable validity.

For one, the board is now more deeply engaged with and receptive to all of its shareholders than ever before. I personally have contacted all of our major shareholders since becoming Chairman and have met many of you at the B. Riley & Co., Needham & Co. and ROTH Capital Partners investor conferences. I have invited and welcomed your participation in the company and offered for you to meet with our new management team, including at the company’s offices.

And the personal financial interests of our founder and the board are fully aligned with those of stockholders since all of us have increased our ownership in the company. I personally bought 325,000 shares on the open market in the past six months demonstrating my commitment to the long-term goals of the company.

Three of the directors that Spear Point criticizes are no longer on the board. We have embarked on a search process to identify a new independent director with the experience and qualifications to help us deliver on our transformation strategy. Whereas Spear Point claims we have attempted to obfuscate the board nomination process, we have in fact taken steps to add transparency to the nomination process and better align ourselves with best practices for public companies. I’ll also note that we plan to further review our corporate governance guidelines following the 2016 annual meeting, in order to ensure they are in line with best practices for public companies.

We have also made extensive changes to management: We have changed our CEO, CFO, COO, General Counsel, and have recently appointed a new head of our consumer business, Margaret de Luna, one of the most talented digital media executives in the country with significant experience building products and growing businesses in the world of financial content and information. Our board has also amended the Company’s executive compensation policies so as to more heavily weight long-term performance, a measure aimed at better aligning our compensation policy with best practices for public companies. And we have separated the Chairman and CEO roles, creating an independent chairman who represents the shareholders first and foremost. We plan to maintain those separate roles following the appointment of a new CEO.

The Spear Point letter complains about the board’s oversight of our previous CEO, Elisabeth DeMarse, but then also appears to object to the valuable new additions that have been made to boardroom and management. These contradictions are as puzzling as they are exasperating.

On behalf of the board, I am confident that the changes we have made, as well as selection process and criteria in place for a new chief executive, will best position the company to execute on its business strategy and in turn deliver long-term value to all of its shareholders.

As for the director nominees proposed by Spear Point, they were carefully considered by the board. Ultimately, the board determined that their nominations did not comply with the Company’s longstanding requirements for director nominations, specifically the advance notice provisions, which are clearly set forth in our public filings.

All the same, in an expression of good will, the nominating committee interviewed their candidates. As a digital media and subscription business in the midst of a transformation process, we seek board candidates with a unique mix of both deep industry expertise as well as boardroom and financial acumen. We didn’t believe that either Alexius Fenwick or Minho Roth provided that mix. However, we continued our discussions with Spear Point about our business and our desire to identify mutually agreed-upon directors. As recently as last week, those conversations were ongoing and we were excited about adding additional talent to our board which would specifically take into account the views of our largest stockholders. This weekend Spear Point notified us that it was unwilling to consider mutually agreeable candidates for the board -- instead insisting that we select one of their initial nominees whom we had previously identified as not having the requisite skillset for our board and further insisting on having a unilateral right to designate an additional director. This was clearly a disappointment to us and a further distraction from our efforts to focus on our longer-term objectives and strategy.

I am currently a candidate for the board seat open at our 2016 annual meeting, parallel to my role as interim CEO and Chairman. Additionally, following the resignation of Mr. Hall, we have initiated a search process for an independent director with industry experience, and will seek input from the Company’s shareholders, including Spear Point, during this search process.

In closing, I’d like to remind you that 2016 is likely to be a year of further transition, but we are confident in our strategy. I encourage you to return your proxy ahead of our annual meeting; doing so is an important step to ensure that TheStreet continues to seize on its current momentum to deliver long-term growth to all shareholders.

Sincerely,

Larry S. Kramer

Chairman and Interim President and Chief Executive Officer

May 26, 2016